As Filed with the Securities and Exchange Commission on	Registration No. 333-134822 Registration No. 333-181680 Registration No. 333-212264 Registration No. 333-225258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Post-Effective Amendment No. 1
to
FORM S-8 REGISTRATION STATEMENT NO. 333-134822
FORM S-8 REGISTRATION STATEMENT NO. 333-181680
FORM S-8 REGISTRATION STATEMENT NO. 333-212264
FORM S-8 REGISTRATION STATEMENT NO. 333-225258
UNDER THE SECURITIES ACT OF 1933

CONDOR HOSPITALITY TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland	52-1889548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 153 Battle Creek, Nebraska	68715
(Address of Principal Executive Offices)	(Zip Code)

Supertel 2006 Stock Plan
Condor 2016 Stock Plan
(Full title of the plans)

Jill Burger
Chief Executive Officer
P.O. Box 153
Battle Creek, Nebraska 68715
(Name and address of agent for service)

(301) 861-3305
(Telephone number, including area code,
of agent for service)

Copy to:
Matt Criswell
Guy Lawson
McGrath North Mullin & Kratz, PC LLO
Suite 3700 First National Tower
1601 Dodge Street
Omaha, Nebraska 68102
(402) 341-3070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 deregisters all Common Stock, $0.01 par value per share (“Shares”), of Condor Hospitality Trust, Inc., a Maryland real estate investment trust, formerly known as Supertel Hospitality Trust, Inc., (“Condor”), and any other securities remaining unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Condor with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-134822), which was filed with the Commission on June 7, 2006, pertaining to the registration of 200,000 Shares issuable under the Supertel 2006 Stock Plan;

•	Registration Statement on Form S-8 (No. 333-181680), which was filed with the Commission on May 25, 2012, pertaining to the registration of 300,000 Shares issuable under the Supertel 2006 Stock Plan;

•
Registration Statement on Form S-8 (No. 333-212264), which was filed with the Commission on June 27, 2016, pertaining to the registration of 3,000,000 Shares issuable under the Condor 2016 Stock Plan; and

•	Registration Statement on Form S-8 (No. 333-225258), which was filed with the Commission on May 29, 2018, pertaining to the registration of 300,000 Shares issuable under the Condor 2016 Stock Plan.

In connection with the winding-up of the affairs of Condor, Condor has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by Condor in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Condor hereby deregisters all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Battle Creek, State of Nebraska, on January 21, 2022.

Condor Hospitality Trust, Inc.

By:	/s/ Jill Burger
Name: Jill Burger
Title: Chief Executive Officer